EXHIBIT 99.2

ADDITIONAL SECOND QUARTER 2006 DISCLOSURES

(Unaudited)

•	Cash, cash equivalents and short-term investments at June 30, 2006 were $438.6 million of which $25.5 million was restricted.

•	Aircraft purchase deposits, net of pre-delivery purchase deposits, at June 30, 2006 were $50 million.

•	Long-term debt balance at June 30, 2006 was $609.6 million which reflects debt financing for aircraft purchases and PDP debt financings.

•	Announced that we recently received commitments to finance our 2008 PDP requirements of approximately $61 million

•	Second quarter capacity came in at 23.3% which exceeded our previous guidance of 20.0%.

COMPANY ESTIMATES/FORWARD LOOKING STATEMENTS

•	The following table contains our projections for the remainder of 2005/2006 capacity growth:

PERIOD	FORECASTED CAPACITY ADDITIONS
Q3 2006	27%
Q4 2006	24%
2006	25%
2007	20%

•	Unit revenues while strong are not likely to grow at double digit rates during the second half of the year.

•	Deliveries remained unchanged from our previous guidance for the remainder of the year, 2 B737’s in the third quarter and 4 B737’s in the fourth quarter.

•	In the third quarter we expect to conclude a financing agreement of up to $61 million of aircraft purchase deposits related to our 2008 B737 deliveries.

•	We project that our all-in price per gallon of fuel for the third and fourth quarter 2006, including the benefits of hedging, will be in the range of $2.30-$2.35, and $2.25-$2.30, respectively. The following table depicts the percentage of our expected fuel consumption that is hedged for 2006:

PERIOD	GALLONS	EXPECTED FUEL HEDGED	AVERAGE PRICE PER GALLON (Raw Product)
Q3 2006	47.1 million	57.5%	$ 2.12-$2.20
Q4 2006	36.7 million	43.8%	$ 2.10-$2.15

•	The following table depicts the range of our expected decreases for 2006 in non-fuel unit costs:

PERIOD	NON-FUEL UNIT COST
Q3 2006	Down 2% -4%
Q4 2006	Down 3% - 5%
2006	Down 1%- 2%